Exhibit 99.1

3 Columbus Circle, 24th Floor New York, NY 10019 T 646 792 5600

OTC EQUITY PREPAID FORWARD TRANSACTION- NOTICE

Date:	April 25, 2023

To:	Appreciate Holdings, Inc. (“Counterparty”) 6101 Baker Road, Suite 200 Minnetonka, Minnesota 55345

Attention:	Chris Laurence, CEO

Email:	claurence@renterswarehouse.com

From:	Vellar Opportunity Fund SPV LLC – Series 9,
a Delaware series limited liability company (“Seller”)

Re:	OTC Equity Prepaid Forward Transaction
VWAP Trigger Event Notice: Appreciate Holdings, Inc. (Ticker: SFR)

1.	We refer you to the Confirmation Re: OTC Equity Prepaid Forward Transaction, dated as of November 20, 2022 (as amended and supplemented from time to time, the “Confirmation”), by and among Counterparty, RW National Holdings, LLC, a Delaware limited liability company, and Seller. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Confirmation and all provisions contained in the Confirmation govern this VWAP Trigger Event Notice.

2.	This VWAP Trigger Event Notice is to notify the Counterparty that a VWAP Trigger Event has occurred as a result of the VWAP Price being less than $2.00 per Share for 20 Scheduled Trading Days during a 30 consecutive Scheduled Trading Day period following the closing of the Business Combination, as detailed in the table in the attached Annex A. Pursuant to the Valuation Date section of the Confirmation and in connection with the occurrence of the VWAP Trigger Event, the Seller hereby designates a Valuation Date and a Maturity Date of April 25, 2023.

3.	At the Maturity Date, Seller is entitled to receive the Maturity Consideration consisting of an amount, in cash or Shares equal to one of the following, in the sole discretion of Counterparty.

In the case of cash, $6,000,000. Seller is entitled to the Maturity Cash Consideration, which is equal to the product of (i)(x) the Maximum Number of Shares less (y) the number of Terminated Shares and (ii) $2.00 in the event of a Registration Failure. In this case, the Maximum Number of Shares is 3,000,000 and the number of Terminated Shares is 0, and accordingly, the Maturity Cash Consideration equals $6,000,000.

In the case of Shares, if the Share Conditions are met, 5,144,074 newly issued Shares. Seller is entitled to a number of Shares equal to the Maturity Cash Consideration divided by the average daily VWAP Price over 30 scheduled trading days ending on the Maturity Date. In this case, the Maturity Cash Consideration is

$6,000,000 and the applicable VWAP price is $0.75, and thus Seller is entitled to 8,044,729 total consideration Shares. The Seller may retain the existing 2,900,655 Number of Shares, which would be netted from the 8,044,729 Share consideration, amounting to 5,144,074 newly issued Shares to Seller. If the Counterparty cannot deliver Maturity Shares used to pay the Maturity Consideration that meet with Share Conditions, the Counterparty must issue an amount of Penalty Shares equal to the product of (a) three and (b) the Maximum Number of Shares minus the Terminated Shares. In this Instance the Counterparty would issue to Seller 9,000,000 newly issued Shares. If the Penalty Shares satisfy the Share Conditions within 120 days after the Maturity Date, Seller shall return to Counterparty such number of Penalty Shares that are valued in excess of the Maturity Consideration based on the 10-day VWAP ending on date that such Shares satisfied the Share Conditions.

The remaining Maturity Consideration that the Seller is entitled to as set forth in clause 3 above shall be payable on the Settlement Date, which is two Exchange Business Days following the Valuation Date, or April 27, 2023.

Annex A

VWAP Trigger Event Trading Data